                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                    Commission File Number:  333-70663
                                                             ---------

                           NOTIFICATION OF LATE FILING

(Check   One):   [X]  Form 10-KSB        [ ] Form 11-K
                 [ ]  Form 20-F          [ ] Form 10-QSB        [ ] Form N-SAR

For Period Ended:  DECEMBER 31, 2000
                 --------------------------

[ ]  Transition Report on Form 10-K        [ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form 20-F        [ ]  Transition Report on Form N-SAR
[ ]  Transition Report on Form 11-K

For the Transition Period Ended:    _________________________

      READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR
TYPE.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which notification relates:______________________


                         PART I. REGISTRANT INFORMATION

Full name of registrant:            CONNECTIVCORP
                        ------------------------------------------------------
Former name if applicable:          SPINROCKET.COM,INC.
                          ----------------------------------------------------
Address of principal  executive  office (STREET AND NUMBER):  29 WEST 57TH
                                                            ------------------
STREET, 9TH FLOOR
------------------------------------------------------------------------------
City, State and Zip Code:     NEW YORK, NEW YORK 10019
                         -----------------------------------------------------

                        PART II. RULE 12b-25 (b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[ X ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ] (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[   ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
has been attached if applicable.




                               PART III. NARRATIVE

State below in reasonable detail the reasons why Form 10-KSB, 11-K, 20-F, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

      The registrant is unable to file its Annual Report (the "Annual Report") on Form 10-KSB for its fiscal year ended December 31, 2000 by the prescribed date of March 31, 2001 without unreasonable effort or expense because not all of the necessary information is available for the preparation of its financial statements. The registrant is requesting additional time through this Notification of Late Filing to be able to accumulate and report accurate financial information and finalize its financial statements. The registrant intends to file the Annual Report on or prior to the prescribed extended date.


                           PART IV. OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification

         ELLIOT GOLDMAN                   (212)               583-0300
      ---------------------------------------------------------------------
             (Name)                    (Area code)       (Telephone number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                  [X]  Yes     [ ]  No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                  [ ]  Yes     [X]  No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                CONNECTIVCORP
                     ---------------------------------------
                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: March 30, 2001                By:   /s/ Elliot Goldman
                                       ---------------------------------------
                                          Elliot Goldman, President


                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal criminal violations (SEE 18 U.S.C. 1001).